Exhibit 99.1

Omeros Announces Agreement to Sell OMIDRIA® Franchise to Rayner Surgical in a Transaction Valued in Excess of $1 Billion

-- Transaction to Lock in Ongoing Revenue Stream for Omeros and Focus the Company

on its Complement Franchise of MASP-2 and MASP-3 Inhibitors –

-- Conference call today at 8:30 a.m. ET, 5:30 a.m. PT --

•	$125 million upfront payment and $200 million on achievement of commercial milestone

•	Royalties of 50% on U.S. net sales until the earlier of either January 1, 2025 or payment of the $200-million milestone, after which royalties adjust to 30% of U.S. net sales

•	Royalties of 15% on ex-U.S. net sales

•	OMIDRIA to become a premier product in Rayner’s ophthalmology franchise

•	In addition to acquiring the OMIDRIA commercial organization, including the current OMIDRIA sales force, Rayner plans to further expand its U.S. and ex-U.S. sales forces

SEATTLE — (BUSINESS WIRE) — December 2, 2021 — Omeros Corporation (Nasdaq: OMER) today announced that it has entered into a definitive agreement for the sale of OMIDRIA to Rayner Surgical Group Limited. Expected to close on or before December 31, 2021, the transaction includes an upfront payment of $125 million with an additional $200 million in a commercial milestone payment. Omeros will also retain its accounts receivable balance at the closing, which was $34 million at the end of last quarter. Together with substantial royalties to be paid by Rayner to Omeros on net sales of OMIDRIA, the transaction is valued in excess of $1 billion.

Rayner will pay Omeros royalties on both U.S. and ex-U.S. net sales of OMIDRIA. In the U.S., the royalty rate will be 50 percent of U.S. net sales until the earlier of either January 1, 2025 or payment of the $200-million commercial milestone, after which Omeros will receive royalties of 30 percent of U.S. net sales for the life of OMIDRIA’s U.S. patent estate. The commercial milestone payment is triggered if separate payment for OMIDRIA is secured for a continuous period of at least four years. Outside of the U.S., Omeros will receive a 15-percent royalty rate on OMIDRIA net sales throughout the applicable patent life on a country-by-country basis.

OMIDRIA will become a key product in Rayner’s ophthalmology franchise, which includes intraocular lenses, ophthalmic viscoelastic devices and dry eye treatments. As part of the agreement, Rayner will acquire the OMIDRIA commercial organization, including the OMIDRIA sales force. In addition, Rayner plans to expand the sales force in both the U.S. and ex-U.S., further strengthening its commercial presence internationally and further accelerating U.S. market growth of OMIDRIA.

“OMIDRIA will be an important part of our ophthalmic product portfolio internationally and a key strategic focus for Rayner,” said Tim Clover, chief executive officer of Rayner. “Our new OMIDRIA business and commercial team of seasoned industry professionals are an ideal fit for Rayner as we focus on broadly serving ophthalmic surgeons with our pipeline of innovative products, including the recently FDA-approved RayOne EMV intraocular lens. We look forward to continue growing U.S. sales of OMIDRIA and the rest of our portfolio and to launching EMA-approved OMIDRIA throughout Europe and other regions of the world, consistent with our mission of offering superior products and outcomes for surgeons and their patients.”

The transaction is subject to customary closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“We are immensely proud of our OMIDRIA team and its achievements over the last seven years,” said Gregory A. Demopulos, M.D., chairman and chief executive officer of Omeros. “OMIDRIA has become an important part of cataract surgery, de-risking the procedure for surgeons and improving patient outcomes. This transaction recognizes both the current and future value that OMIDRIA brings to cataract surgery, affording Omeros a significant ongoing economic interest in the expected growth of OMIDRIA, while allowing us to focus our efforts primarily on our complement franchise of large- and small-molecule MASP-2 and MASP-3 inhibitors as well as on the rest of our innovative pipeline. We believe that Rayner, with its expertise and increasingly strong international presence in ophthalmology, represents a great home for OMIDRIA and the product’s commercial team, and Omeros is committed to assist Rayner, throughout the transition and beyond, to maximize OMIDRIA utilization and revenues.”

Conference Call Details

Omeros’ management will host a conference call to discuss today’s announcement. The call will be held today at 8:30 a.m. Eastern Time; 5:30 a.m. Pacific Time. To access the live conference call via phone, please dial (844) 831-4029 from the United States and Canada or (920) 663-6278 internationally. The participant passcode is 9080996. A telephone replay will be available for one week following the call and may be accessed by dialing (855) 859-2056 from the United States and Canada or (404) 537-3406 internationally. The replay passcode is 9080996.

To access the live or subsequently archived webcast of the conference call on the internet, go to the company’s website at https://investor.omeros.com/upcoming-events.

About OMIDRIA®

Omeros’ OMIDRIA® (phenylephrine and ketorolac intraocular solution) 1% / 0.3% is the first and only FDA-approved product of its kind and is marketed in the U.S. for use during cataract surgery or intraocular lens replacement to maintain pupil size by preventing intraoperative miosis (pupil constriction) and to reduce postoperative ocular pain. OMIDRIA also is the only NSAID-containing product FDA-approved for intraocular use. In post-launch studies across conventional and femtosecond laser-assisted cataract surgery, OMIDRIA has been shown to (1) prevent intraoperative floppy iris syndrome (IFIS) and iris prolapse, (2) significantly reduce complication rates (including sight-threatening cystoid macular edema and breakthrough iritis), use of pupil-expansion devices, and surgical times, (3) significantly reduce intraoperative use of the opioid fentanyl and postoperative prescription opioids, (4) enable performance of surgery and postoperative care without the use of steroids, and (5) significantly improve uncorrected visual acuity on the first day following cataract surgery. While OMIDRIA is broadly indicated for use in cataract surgery, the post-launch outcomes cited above are not in its currently approved labeling.

Important Safety Information for OMIDRIA® Systemic exposure of phenylephrine may cause elevations in blood pressure. In clinical trials, the most common reported ocular adverse reactions at two percent or greater are eye irritation, posterior capsule opacification, increased intraocular pressure, and anterior chamber inflammation; incidence of adverse events was similar between placebo-treated and OMIDRIA-treated patients. OMIDRIA must be added to irrigation solution prior to intraocular use.

About Omeros Corporation

Omeros is a commercial-stage biopharmaceutical company committed to discovering, developing and commercializing small-molecule and protein therapeutics for large-market and orphan indications targeting inflammation, immunologic diseases (e.g., complement-mediated diseases and cancers). Its commercial product OMIDRIA® (phenylephrine and ketorolac intraocular solution) 1%/0.3% continues to gain market share in cataract surgery. Omeros’ lead MASP-2 inhibitor narsoplimab targets the lectin pathway of complement and is the subject of a biologics license application pending before FDA for the treatment of hematopoietic stem cell transplant-associated thrombotic microangiopathy. Narsoplimab is also in multiple late-stage clinical development programs focused on other complement-mediated disorders, including IgA nephropathy, atypical hemolytic uremic syndrome and COVID-19. OMS906, Omeros’ inhibitor of MASP-3, the key activator of the alternative pathway of complement, is in a Phase 1 clinical trial. For more information about Omeros and its programs, visit www.omeros.com.

About Rayner Surgical Group Limited

Since the implantation of the first Rayner intraocular lens by Sir Harold Ridley 1949, Rayner has continuously pioneered intraocular lens (IOL) design with a goal to improve vision and restore sight worldwide. Today, Rayner’s mission remains to deliver innovative and clinically superior ophthalmic products that respond to the expectations of our global customers to improve the sight and quality of life of their patients.

Headquartered in Worthing, United Kingdom, Rayner markets its IOL, OVD and dry eye portfolio, worldwide in over 80 countries through a network of distributors and includes direct sales teams in the United Kingdom, USA, Germany, Austria, Switzerland, Italy, India, Spain and Portugal.

Not all Rayner products are approved for sale in every country. Please contact your local Rayner representative for details of which products are available in your area.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the “safe harbor” created by those sections for such statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “likely,” “look forward to,” “may,” “objective,” “plan,” “potential,” “predict,” “project,” “should,” “slate,” “target,” “will,” “would” and similar expressions and variations thereof. Forward-looking statements, including statements regarding Omeros’ expectations with regard to the completion of, and payments to be received from, the transactions described herein, are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, risks associated with product commercialization and commercial operations, unproven preclinical and clinical development activities, the impact of COVID-19 on our business, regulatory processes and oversight, challenges associated with manufacture or supply of our investigational or commercial products, delays in completion of ongoing or planned clinical trials, competitive developments, litigation, and the risks, uncertainties and other factors described under the heading “Risk Factors” in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 1, 2021. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the company assumes no obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Contact:

Jennifer Cook Williams

Cook Williams Communications, Inc.

Investor and Media Relations

IR@omeros.com